EXHIBIT 10(v)

SUPPLEMENTAL BENEFIT PLAN

FOR EMPLOYEES OF

THE BOEING COMPANY

AS AMENDED AND RESTATED

EFFECTIVE MARCH 22, 2003

Section 1. Purpose of the Plan.

The Supplemental Benefit Plan for Employees of The Boeing Company (the Plan) was established effective January 1, 1978 by The Boeing Company (the Company), and is hereby amended and restated effective March 22, 2003. The purpose of the Plan is to supplement the benefits of certain employees under the Company’s Voluntary Investment Plan and Financial Security Plan and, for periods prior to January 1, 1999, the Company’s Employee Retirement Plan. It is intended that the benefits under these plans be supplemented to the extent that such benefits are reduced by the limitations on benefits and contributions imposed by Section 415 of the Internal Revenue Code of 1986 (the Code). For the period January 1, 1987 through May 31, 1987, the purpose of the Plan shall also be to supplement the limitation on Elective Deferrals imposed by Section 402(g)(l) of the Code, to the extent such deferrals for certain employees are required to be reduced. Effective January 1, 1989, the purpose of the Plan shall be expanded to also supplement the benefits of certain employees to the extent such benefits are curtailed because their Compensation exceeds the annual compensation limit permitted under Section 401(a)(17) of the Code.

It is intended that the Plan shall be an Excess Benefit Plan as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 (ERISA) to the extent benefits are paid in excess of the limits imposed by Section 415 of the Code, and to the extent any part of the Plan is not an Excess Benefit Plan, it is intended that the Plan be maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

Section 2. Eligibility and Participation.

Effective January 1, 1999, participation and eligibility shall be limited to the following employees of the Company, or an affiliate or subsidiary:

(a) those E-series payroll employees who are participants in the Company’s Voluntary Investment Plan or Financial Security Plan and whose benefits thereunder are affected by the limitations on benefits or contributions imposed by Section 415 and 401(a)(17)of the Code; and

(b) those salaried employees who are not represented by a collective bargaining agent (or employees represented by a collective bargaining agent only if the terms of the collective bargaining agreement covering such employee specifically provide for coverage under the Plan) who are participants in the Company’s Voluntary Investment Plan or Financial Security Plan and whose benefits thereunder are affected by the limitations on benefits or contributions imposed by Sections 415 and 401(a)(17) of the Code. Such Participants shall be eligible only for the benefits determined under Section 3 calculated with respect to the limits under Sections 415 and 401(a)(17) of the Code.

Prior to January 1, 1999, this Plan offered certain benefits to participants in the Company’s Employee Retirement Plan whose benefits were affected by the limitations on benefits or contributions imposed by Section 415 and 401(a)(17) of the Code. Effective January 1, 1999, certain of those participants are transferred to the Supplemental Executive Retirement Plan for Employees of The Boeing Company and are no longer eligible for benefits under this Plan based upon their participation in the Company’s Employee Retirement Plan. To the extent any participant eligible for benefits under this Plan based upon his or her participation in the Company’s Employee Retirement Plan was not transferred to the Supplemental Executive Retirement Plan for Employees of The Boeing Company, such participant shall remain eligible to participate in this Plan and to receive such benefits.

Effective January 1, 1999, salaried employees who were not represented by a collective bargaining agent were no longer eligible to participate in the Company’s Financial Security Plan. Accordingly, no participants in the Financial Security Plan were eligible to participate in this Plan as of that date.

Effective March 22, 2003, participants in the Boeing Satellite Systems Voluntary Savings Plan (the “BSS Voluntary Savings Plan”) became eligible to participate in the Company’s Voluntary Investment Plan. As of that date, any former participant in the BSS Voluntary Savings Plan meeting the requirements described in this Section 2 is eligible for benefits under this Plan based upon his or her participation in the Company’s Voluntary Investment Plan.

Section 3. Plan Benefits.

Except as provided in Section 2, each Participant shall be entitled to benefits under this Plan as follows:

(a)

Employee Retirement Plan. With respect to the Employee Retirement Plan, the benefits under this Plan shall be the difference between the actual benefits of a Participant under the Employee Retirement Plan and the benefits that would have been payable under that plan except for the limitations on benefits imposed by Sections 415 and 401(a)(17) of the Code. The benefits payable under this Plan with respect to the Employee Retirement Plan shall be payable to the Participant or to any other person who is receiving or entitled to receive benefits with respect to the Participant under the Employee Retirement Plan, and shall be paid in the same form, at the same times and for the same period as benefits are paid with respect to the Participant under the Employee Retirement Plan.

Notwithstanding the foregoing, if the Actuarial Equivalent of the benefit payable under this Plan with respect to the Employee Retirement Plan is $10,000 or less, the Actuarial Equivalent value of the benefit shall be paid in the form of an automatic lump sum at the same time as benefits begin or are paid under the Employee Retirement Plan. Actuarial Equivalent is defined in the Employee Retirement Plan. This paragraph applies to Participants who retire or begin receiving termination benefits under the Employee Retirement Plan on or after February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined as of the Participant’s Retirement Date under the Employee Retirement Plan. This paragraph shall also apply to Participants who are receiving benefits under this Plan as of February 1, 1997, and for this purpose the Actuarial Equivalent shall be determined with respect to each participant’s remaining benefits payable under this Plan determined as of February 1, 1997.

Effective January 1, 1999, any employee who is eligible to participate in the Supplemental Executive Retirement Plan for Employees of The Boeing Company shall no longer be entitled to any benefit under this Section 3(a). To the extent any such employee is determined to be entitled to a benefit under Section 3(a) of this Plan, such benefit shall be offset by any benefits received under the Supplemental Executive Retirement Plan for Employees of The Boeing Company. Any employee who was a participant in this Plan as of December 31, 1998 and eligible for a benefit under this Section 3(a) shall remain eligible for such benefit unless and until such employee becomes eligible to participate in the Supplemental Executive Retirement Plan for Employees of The Boeing Company.

(b)

Voluntary Investment Plan and Financial Security Plan. With respect to the Voluntary Investment Plan and the Financial Security Plan (the “individual account plans”), the benefits under this Plan shall be determined separately for each such plan and for each year for which the contributions and other additions to the Account of a Participant are reduced because of Sections 415 and 401(a)(17) of the Code from what they would otherwise have been except for that provision. The benefits under this Plan with respect to a particular year shall be the additional benefit that would have been payable under the individual account plan to which the aforesaid reduction is applicable if the reduction on contributions and other additions had not been made. All amounts deferred under this Plan shall be credited to the Supplemental Benefit Plan accounts of Participants at the time such amounts would otherwise have been credited to their accounts under the individual account plans. A Participant’s account shall be credited as of the first of the month with interest for that month on all amounts in that account during the preceding month. Interest will be computed during each calendar year at the mean between the high and low during the first eleven months of the preceding year of yields on Aa-rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest l/4th of one percent.

(1)

Forms of Benefit. Benefits under this Section 3(b) shall be payable to the Participant, or to any person receiving or entitled to receive benefits with respect to the Participant, in the following forms:

(A)	Lump Sum Distribution

The Participant may elect (i) to receive the balance in his or her Account in a lump sum to be paid the first January following the calendar year in which the Participant’s termination of employment occurs, or (ii) to defer any distribution from his or her Account. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

A Participant may elect to receive the balance in a lump sum payable the first January following the calendar year in which such request for distribution is received by the Compensation Committee.

(B)	Installment Payment

The Participant may elect to receive the balance in his or her Account in annual installment payments between 1 and 15 years. The amount payable to the Participant each year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the distribution period, by the balance in the Account on the first January of such year. Payments will begin the first January following the calendar year in which the Participant’s termination of employment occurs and continue until the full balance in the Participant’s Account has been paid.

A Participant may elect to receive the balance in installment payments to begin the first January following the calendar year in which the election was submitted to the Compensation Committee.

Participants who elect installment payments under this section may revoke their election before installment payments begin. Once installment payments begin, Participants may not change this payment option unless the Compensation Committee determines there is a substantial hardship not capable of being alleviated through the use of other resources reasonably available to the Participant.

Payment of benefits under this Plan will begin not later than the first January following the calendar year in which the Participant would have attained age 70 1/2. If a Participant has not made an election under (1) or (2) above, the Participant or any person receiving or entitled to receive benefits with respect to the Participant, shall be deemed to have elected the Installment Payment option for a period of 15 years.

Notwithstanding the foregoing, if the balance in the Participant’s Account is $10,000 or less, the balance shall be paid in the form of an automatic lump sum to be paid the first January following the calendar year in which the Participant’s termination of employment occurs. This paragraph applies to Participants who retire or begin receiving termination benefits under this Plan on or after October 1, 1997. This paragraph shall also apply to Participants (or any person eligible for benefits with respect to the Participant) who have an Account balance under this Plan as of October 1, 1997.

The Plan will respect previous elections made by certain Participants who are former participants in the Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan (“BSS Excess Plan”). For these Participants, any election made prior to April 4, 2003 under section 3(b)(5) of the BSS Excess Plan will apply, unless the Participant elects otherwise under this Section 3(b).

(2)

Designation of Beneficiaries. For purposes of the benefits provided in Paragraph 3(b), a participant’s beneficiary will be the same as the beneficiary that that participant has designated under the Voluntary Investment Plan. If the participant is not a participant in the Voluntary Investment Plan, the beneficiary will be the same as the beneficiary that that participant has designated under the Financial Security Plan. If the participant has not designated a beneficiary under either the Voluntary Investment Plan or the Financial Security Plan, the default rules for beneficiary designation under the Voluntary Investment Plan shall apply.

The beneficiary will receive any benefits to which he or she is entitled in the form that the participant had elected before his or her death. If the participant had not elected a form of benefit, the beneficiary will be permitted to elect from those forms available to the participant.

(3)

Heritage BSS Benefit. For Heritage BSS Participants, the benefits under this Plan shall also include any account as of April 3, 2003 under the BSS Excess Plan, as adjusted after April 3, 2003 for earnings, losses and expenses. As of April 4, 2003, all accounts of Heritage BSS Participants under the BSS Excess Plan were transferred to this Plan.

For purposes of this subsection 3(b)(3), “Heritage BSS Participant” means any Participant in this Plan having a prior benefit under the BSS Excess Plan based on his or her participation in the BSS Voluntary Savings Plan.

Section 4. Funding.

The Plan shall be unfunded, and the benefits under the Plan shall be paid only from the general assets of the Company.

Section 5. Administration.

The Plan shall be administered by the Compensation Committee of The Board of Directors of The Boeing Company. The Compensation Committee shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate. Any decision of the Compensation Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of plan benefits, shall be conclusive and binding on all persons. The Compensation Committee shall submit to the Board of Directors periodic reports covering the operation of the Plan.

Section 6. Amendment and Termination.

The Board of Directors of The Boeing Company shall have the authority to amend or terminate the Plan at any time. The Board of Directors may delegate its authority to amend the Plan at any time, in its sole discretion. In the event of Plan amendment or termination, a Participant’s benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan.

Section 7. Employment Rights.

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or affect any right of the Company to terminate a person’s employment with or without cause.

Section 8. Employee Rights.

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process, and any attempt to do so shall be void.

Section 9. Coordination with Other Plans

Any employee who is eligible to participate in the Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan may not participate in this Plan.

Section 10. Claims Procedure

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the Voluntary Investment Plan.

Appendix A

SPECIAL APPENDIX

BOEING SATELLITE SYSTEMS

SALARIED EMPLOYEES’ EXCESS BENEFIT PLAN

I.	PURPOSE.

In July 1998, Hughes Space and Communications Company, Hughes Electron Dynamics, Inc. and Spectrolab, Inc. (“Hughes”) adopted a special appendix (the “Hughes Appendix”) to the Hughes Excess Plan. Individuals affected by the Hughes Appendix are referred to in this Special Appendix as “Hughes Participants”.

That Hughes Appendix was adopted to provide certain Hughes Participants whose benefits from the Hughes Retirement Plan were initially miscalculated an election to receive alternative benefits. These benefits are referred to as the “Substitute Benefit”.

The initial miscalculation for these Hughes Participants was the subject of a filing with the Internal Revenue Service under the Voluntary Compliance Resolution (“VCR”) program on August 22, 1997. On January 28, 1998, the Internal Revenue Service issued a compliance statement concerning the VCR application. Under the compliance statement, Hughes corrected the miscalculation by reducing the benefits payable to the affected Hughes Participants under the Hughes Retirement Plan from the initially calculated amount. Under the correction approved by the IRS in the VCR application, payments under the Hughes Retirement Plan would continue at the monthly amount originally scheduled under the initial calculation. When the actuarial equivalent value of a Hughes Participant’s benefits paid under the Hughes Retirement Plan reaches the maximum limit imposed by section 415 of the Code, then the remaining payments to the Hughes Participant will be made under the Hughes Excess Plan. The benefits which were originally scheduled for payment under the Hughes Retirement Plan under the initial calculation, but which will instead be paid pursuant to the Hughes Excess Plan after the maximum limit of section 415 has been reached, are referred to in this Appendix as the “Reclassified Payments.” Benefits paid under the Hughes Retirement Plan are not considered Reclassified Payments, even if the payments exceeded the limits of section 415 of the Code and therefore are not afforded the tax treatment (including the ability to elect a rollover) afforded to qualified plan payments.

As a result of the initial miscalculation, some benefit payments from the Hughes Retirement Plan which Hughes Participants rolled over into their individual retirement accounts were withdrawn to avoid or minimize excise taxes (“Required IRA Withdrawals”). Hughes Participants who made Required IRA Withdrawals were entitled to elect the Substitute Benefit.

Furthermore, certain Hughes Participants received payments from the Hughes Retirement Plan in 1998 which were in excess of the maximum benefit allowed by Code section 415 under the method of calculating the maximum benefit as described in the VCR application (“1998 Excess Payments”). Such Hughes Participants were entitled to elect the Substitute Benefit.

In addition, under their original benefit elections, certain Hughes Participants were scheduled to have received Reclassified Payments which were not yet paid as of July 31, 1999. Such Hughes Participants were entitled to elect the Substitute Benefit.

Under the Hughes Appendix, each affected Hughes Participant was given an election to be paid the Substitute Benefit. In order to elect the Substitute Benefit, a Hughes Participant must have signed and delivered to Hughes a written release in the form and manner acceptable to Hughes. The Substitute Benefit was provided in consideration for the Hughes Participant’s agreement, made pursuant to the release, to forego legal action against Hughes and the other persons specified in the release.

This Special Appendix is intended to provide the unpaid balance of the Substitute Benefit to Hughes Participants who are Acquired Hughes Participants. Only Acquired Hughes Participants are affected by this Special Appendix to the Plan.

Effective as of April 4, 2003, this Appendix A was transferred in its entirety from the Boeing Satellite Systems Salaried Employees’ Excess Benefit Plan to the Plan.

II.	ELECTION AND CALCULATION OF SUBSTITUTE BENEFIT.

A.2.1	Election of Substitute Benefit.

The following Hughes Participants were provided an opportunity to elect the Substitute Benefit: (1) Hughes Participants for whom Reclassified Payments were to be made on or after August 1, 1998, (2) Hughes Participants who received 1998 Excess Payments, and (3) Hughes Participants who made Required IRA Withdrawals. The election of the Substitute Benefit was made in the time and manner prescribed by Hughes. The election must have specified the date on which the Hughes Participant elected to commence payment of the Substitute Benefit, which must have been a date which was the first through fifteenth anniversary of the Hughes Participant’s “Deferral Start Date.” The Deferral Start Date for a Hughes Participant is the later of (x) August 1, 1998, or (y) the day as of which the initial Reclassified Payment would have been scheduled for payment to the Hughes Participant, but for the election to receive the Substitute Benefit. The election must have specified whether the Hughes

Participant elected payment in a single installment, two substantially equal annual installments, or five substantially equal annual installments. The election must have been accompanied by a properly executed release acceptable to Hughes. If a Hughes Participant did not effectively elect the Substitute Benefit, then the Hughes Participant’s remaining Reclassified Payments (if any) would be made to the Hughes Participant pursuant to the general provisions in the Hughes Excess Plan applicable to payments attributable to the Hughes Retirement Plan, as contemplated in the VCR application.

Any election described above by an Acquired Hughes Participant will continue to apply under this Special Appendix. Any Acquired Hughes Participant who did not make an effective election will continue to have his or her remaining Reclassified Payments (if any) made pursuant to the general provisions in the Plan (as successor to the Hughes Excess Plan) applicable to payments attributable to the Retirement Plan (as successor to the Hughes Retirement Plan), as contemplated in the VCR application.

A.2.2	Calculation of Substitute Benefit.

If a Hughes Participant elected the Substitute Benefit, then in lieu of payment from the generally applicable provisions of the Hughes Excess Plan of the Hughes Participant’s remaining Reclassified Payments (if any), the Substitute Benefit became payable. The Substitute Benefit was the amount credited to the Hughes Participant’s Hughes Account, calculated as described in Section A.2.4(a) of this Appendix.

A.2.3	Definitions.

a.	Suspended Payments.

Certain Hughes Participants elected a short-term deferral of Reclassified Payments which, but for such election, would have been paid between January 1, 1998 and July 1, 1998. Under this Appendix, the term “Suspended Payments” refers to the Reclassified Payments which were subject to the short-term deferral described in the preceding sentence.

b.	Proximate Reclassified Payments.

The term “Proximate Reclassified Payments” refers to those Reclassified Payments (other than Suspended Payments) which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan on or prior to July 1, 1999.

c.	Distant Reclassified Payments.

The term “Distant Reclassified Payments” refers to Reclassified Payments which, in the absence of an election of the Substitute Benefit, would have been scheduled for payment under the Hughes Excess Plan after July 1, 1999. Distant Reclassified Payments may be recalculated to reflect how the Retirement Plan implemented the repeal of section 415(e) of the Code.

d.	Settlement Credit.

The term “Settlement Credit” refers to an amount calculated for each Hughes Participant which is the greater of (i) or (ii) below:

(i)

The amount under this item (i) equals ten percent (10%) of the sum of (aa) the Hughes Participant’s Suspended Payments (if any), plus (bb) the Hughes Participant’s Proximate Reclassified Payments (if any).

(ii)

The amount under this item (ii) equals (aa) the sum of (x) the Hughes Participant’s Required IRA Withdrawals (if any) and (y) the Hughes Participant’s 1998 Excess Payments (if any), times (bb) a percentage not to exceed fifty-five percent (55%), determined according to the date elected by the Hughes Participant for payment of the Substitute Benefit. For each of the first five full years after August 1, 1998 that payment is deferred, the percentage will increase by five percent (5%), and for each of the next ten additional full years that payment is deferred, the percentage will increase by three percent (3%). Thus, for a Hughes Participant who elected payment of the Substitute Benefit on July 31, 2013 (a total deferral of 15 years), the percentage is fifty-five percent (55%).

e.	Acquired Hughes Participant.

The term “Acquired Hughes Participant” means any person who became a Participant or a Former Participant under the terms of the Employee Matters Agreement between The Boeing Company and Hughes Electronics Corporation.

f.	Hughes Retirement Plan.

The term “Hughes Retirement Plan” means the Hughes Non-Bargaining Retirement Plan.

A.2.4	BSS Account.

a.	Hughes Account

Hughes established an account, for bookkeeping purposes only, for each Hughes Participant who elected the Substitute Benefit (the “Hughes Account”). The Hughes Account was to be credited as follows:

(i)

The Hughes Account of a Hughes Participant who elected the Substitute Benefit was initially credited, as of August 1, 1998, by (aa) the sum of the Hughes Participant’s Suspended Payments (if any), plus (bb) interest on the Hughes Participant’s Suspended Payments (if any) at the rate of one-half percent (0.5%) per month from the date each payment would have been made but for the suspension through July 31, 1998, plus (cc) the Hughes Participant’s Settlement Credit (if any).

(ii)

As of the date that each Proximate Reclassified Payment and Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the Reclassified Payment which would have been made August 1, 1998, the Hughes Account was credited with the amount of such Reclassified Payment. In addition, if Reclassified Payments were made to a Hughes Participant in January through March, 1998, then the Hughes Participant who elected the Substitute Benefit was allowed to elect that his regularly-scheduled payments from the Hughes Excess Plan be credited to the Hughes Account as of the date such payments would otherwise have been made. The amount of the regularly-scheduled payments to be credited to the Hughes Account must not exceed the amount by which such Reclassified Payments increased his taxable income for 1998, as determined by Hughes.

(iii)

As of the last day of each month, through the month specified below, the unpaid amount of the Hughes Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). The duration of interest credits depends upon the payout election made by the Hughes Participant pursuant to Section A.2.1 of the Appendix. Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited through the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Hughes Participant’s Deferral Start Date, and no interest may be credited for such Hughes Participant on or after the date installments commence.

b.	Continuation as BSS Account

On the Closing Date, the Company shall establish an account, for bookkeeping purposes only, for each Acquired Hughes Participant who elected the Substitute Benefit (the “BSS Account”). The BSS Account shall be credited as follows:

(i)	The BSS Account shall be initially credited with the unpaid amount of the Acquired Hughes Participant’s Hughes Account under the Hughes Excess Plan as of the Closing Date.

(ii)

As of the date that each Distant Reclassified Payment would have been made (but for the Hughes Participant’s election of the Substitute Benefit), commencing with the first Distant Reclassified Payment payable after the Closing Date, the BSS Account will be credited with the amount of such Distant Reclassified Payment.

(iii)

As of the last day of each month, through the month specified below, the unpaid amount of the BSS Account is increased by interest at a monthly rate of 0.7591% (approximately an equivalent annual rate of 9-1/2% compounded monthly). (If the month specified below occurred prior to the Closing Date, then no interest credits will be made to the BSS Account). The duration of interest credits depends upon the payout election made by the Acquired Hughes Participant pursuant to Section A.2.1 of the Appendix. Interest is credited though the last day of the month immediately preceding the month for which the final payment of the Substitute Benefit is made for any Acquired Hughes Participant who (aa) elected payment in a single sum, (bb) elected payment in two substantially equal installments, or (cc) elected payment in five installments commencing on or before the eleventh anniversary of the Hughes Participant’s Deferral Start Date. Interest is to be credited though the last day of the month immediately preceding the month for which the initial installment payment of the Substitute Benefit is made for any Acquired Hughes Participant who elected payment in five installments commencing on or after the twelfth anniversary of the Acquired Hughes Participant’s Deferral Start Date, and no interest may be credited for such Acquired Hughes Participant on or after the date installments commence.

A.3.1	Payment During Hughes Participant’s Life.

The BSS Account will be paid to the Acquired Hughes Participant as specified in the election described in Section A.2.1 of this Appendix.

A.3.2	Payment Following Hughes Participant’s Death.

The unpaid balance of the BSS Account will be paid to the Acquired Hughes Participant’s Beneficiary as follows.

Unless the Hughes Participant elected otherwise, one-half of the unpaid balance of the BSS Account shall be paid as soon as feasible following the Acquired Hughes Participant’s death, and the remaining one-half shall be paid in January of the following year.

Each Hughes Participant was entitled to elect, at the time of the Hughes Participant’s election under Section A.2.1 of this Appendix, that the benefit payable to the Beneficiary following the death of the Hughes Participant shall be made at the time and in the manner payment would have been made to the Hughes Participant during the Hughes Participant’s life. This election will continue to apply to Acquired Hughes Participants.

If Reclassified Payments remain unpaid following payment of the BSS Account to the Beneficiary, then the Reclassified Payments shall be paid to the Beneficiary at the time the Reclassified Payments would have been paid but for the election of the Substitute Benefit. Unless an Acquired Hughes Participant elects otherwise, the Beneficiary for purposes of this Appendix shall be the Beneficiary otherwise designated under the Retirement Plan. The Acquired Hughes Participant shall be entitled to name a different Beneficiary for purposes of this Appendix.

IV.	MISCELLANEOUS PROVISIONS.

A.4.1	General.

This Appendix is incorporated by reference into the Plan as if set forth fully therein. Any capitalized terms used in this Appendix which are not defined in this Appendix shall have the meanings specified in the Plan.

A.4.2	Elections Irrevocable.

Elections by a Hughes Participant under this Appendix are irrevocable.

A.4.3	Defense Retirees.

In 1997, the Hughes’ defense businesses were acquired by Raytheon Company. As part of that transaction, the Hughes and Raytheon Company agreed that the liabilities of the Plan and the assets and liabilities of the Retirement Plan attributable to defense employees and retirees will be transferred to plans sponsored by Raytheon Company. Accordingly, the provisions of this Appendix apply only to non-defense retirees, and no benefit is created under this Appendix for defense retirees.

A.4.4	Section 415 Changes.

Code section 415(e) was repealed effective for limitation years beginning on or after January 1, 2000. The repeal may increase the limitation on benefits payable from the Retirement Plan to some or all Acquired Hughes Participants who elected the Substitute Benefit. The Company reserves the right to pay the Substitute Benefit from the Retirement Plan in lieu of the benefits payable hereunder to the extent permitted by law.